                                  EXHIBIT 11.1
                             NETSCOUT SYSTEMS, INC.
                 STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
                                   (UNAUDITED)

Below is a summary of the shares used in computing basic and diluted net income per share for the periods indicated.

                                              THREE MONTHS ENDED          NINE MONTHS ENDED
                                                DECEMBER 31,                 DECEMBER 31,

                                                 1999         1998         1999         1998
                                                 ----         ----         ----         ----
Weighted average number of shares
outstanding ...............................   25,796,397   19,668,172   20,249,284   19,568,493
Shares attributable to Class B Convertible
Common Stock ..............................         --           --      3,374,454         --
Shares attributable to Series A Preferred
Stock .....................................         --      2,526,316      610,910    2,526,316
Shares attributable to unvested Non-Voting
Common Stock ..............................         --        126,250         --        155,075
Stock options .............................    2,357,949    1,659,726    2,327,330    1,542,181
                                              ----------   ----------   ----------   ----------
Shares used in computing diluted net income
per share .................................   28,154,346   23,980,464   26,561,978   23,792,065
                                              ==========   ==========   ==========   ==========


Below is a summary of the shares used in computing pro forma basic and diluted net income per share for the periods indicated.

                                               THREE MONTHS ENDED          NINE MONTHS ENDED
                                                 DECEMBER 31,                 DECEMBER 31,

                                                  1999         1998         1999         1998
                                                  ----         ----         ----         ----
Weighted average number of shares
outstanding ................................   25,796,397   19,668,172   20,249,284   19,568,493
Shares attributable to Class B Convertible
Common Stock ...............................         --           --      3,374,454         --
Shares attributable to Series A Preferred
Stock ......................................         --      2,526,316      610,910    2,526,316
                                               ----------   ----------   ----------   ----------
Shares used in computing pro forma basic net
income per share ...........................   25,796,397   22,194,488   24,234,648   22,094,809
Shares attributable to unvested Non-Voting
Common Stock ...............................         --        126,250         --        155,075
Stock options ..............................    2,357,949    1,659,726    2,327,330    1,542,181
                                               ----------   ----------   ----------   ----------
Shares used in computing pro forma diluted
net income per share .......................   28,154,346   23,980,464   26,561,978   23,792,065
                                               ==========   ==========   ==========   ==========


For both diluted net income per share and pro forma diluted net income per share, stock options to purchase 57,652 for the three months ended December 31, 1998 (unaudited) and 20,072 and 94,429 shares of Non-Voting Common Stock for the nine months ended December 31, 1999 and 1998 (unaudited), respectively, were outstanding at period end but were not included in the computation of diluted or pro forma diluted net income per share because the exercise prices of the options were greater than the average fair value of the common stock for the respective period.